EXHIBIT 99.1

Exponent Reports Strong Second Quarter 2011 Results

MENLO PARK, Calif., July 20, 2011 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the second quarter and six months ended July 1, 2011.

For the second quarter of 2011, total revenues increased 8% to $65,106,000, as compared to $60,439,000 in the same period one year ago. Revenues before reimbursements increased 10% to $60,573,000, as compared to $55,128,000 in the second quarter of 2010.

Net income for the quarter was up 13% to $8,217,000, or $0.55 per diluted share, as compared to $7,280,000, or $0.48 per diluted share, reported in the same quarter a year ago. EBITDA1 improved 13% to $14,987,000, as compared to $13,293,000 in the second quarter last year.

During the second quarter of 2011, Exponent repurchased $16 million of its common stock, bringing the 2011 year-to-date repurchase total to $23 million. The Company closed the second quarter with $95 million in cash, cash equivalents and short-term investments.

For the first half of 2011, total revenues increased 16% to $138,579,000, as compared to $119,845,000 in the same period of last year. Revenues before reimbursements increased 13% to $124,756,000, as compared to $110,329,000 in the same period of 2010.

Net income for the first half of 2011 improved 20% to $16,220,000, or $1.08 per diluted share, as compared to $13,519,000, or $0.90 per diluted share, reported in the prior year period. EBITDA1 in the first half of 2011 improved 18% to $29,409,000, as compared to $24,833,000 in the first half of 2010.

"We are pleased with our performance in the quarter, showing continued revenue growth and profitability," commented Dr. Paul Johnston, President and CEO. "Our utilization remained strong as we experienced sustained demand related to a few major assignments. We had notable contributions from our mechanics and materials, electrical, thermal sciences, and human factors practices.

"Looking forward, we are mindful of the comparison against an unusually strong second half of 2010, where utilization and product sales were significantly higher than historical levels. Nevertheless, given our strong performance in the first half of 2011, we are now raising our full-year expectations for EBITDA1 margin to be only slightly down and for growth in revenue before reimbursements to be in the high single digits, as compared to 2010.

"We added key talent in the quarter, expanding our breadth of disciplines and depth of knowledge in engineering and science. Our professionals continue to demonstrate the appropriate expertise and experience to answer clients' important technology, health, and environmental questions," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, July 20, 2011, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. The audio on the conference call is available by dialing 877-941-2068 or 480-629-9712. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-406-7325 or 303-590-3030, and entering reservation 4456038#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended July 1, 2011 and July 2, 2010
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
Revenues
Revenues before reimbursements	$ 60,573	$ 55,128	$ 124,756	$ 110,329
Reimbursements	4,533	5,311	13,823	9,516
Revenues	65,106	60,439	138,579	119,845

Operating expenses
Compensation and related expenses	38,508	34,060	81,208	71,840
Other operating expenses	5,704	5,388	11,486	10,607
Reimbursable expenses	4,533	5,311	13,823	9,516
General and administrative expenses	2,984	2,905	6,319	5,600

	51,729	47,664	112,836	97,563
Operating income	13,377	12,775	25,743	22,282

Other income
Interest income, net	41	66	62	129
Miscellaneous income, net	542	(560)	1,534	400
	583	(494)	1,596	529

Income before income taxes	13,960	12,281	27,339	22,811

Income taxes	5,743	5,001	11,119	9,292

Net income	$ 8,217	$ 7,280	$ 16,220	$ 13,519

Net income per share:
Basic	$ 0.57	$ 0.51	$ 1.12	$ 0.95
Diluted	$ 0.55	$ 0.48	$ 1.08	$ 0.90

Shares used in per share computations:
Basic	14,402	14,377	14,467	14,295
Diluted	14,971	15,054	15,062	15,009

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
July 1, 2011 and December 31, 2010
(unaudited)
(in thousands)

	July 1, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$ 69,453	$ 106,549
Short-term investments	25,569	--
Accounts receivable, net	76,737	72,034
Prepaid expenses and other assets	7,860	10,585
Deferred income taxes	7,195	5,426
Total current assets	186,814	194,594
Property, equipment and leasehold improvements, net	27,731	27,267
Goodwill	8,607	8,607
Other assets	33,673	28,424
	$ 256,825	$ 258,892

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 8,847	$ 9,715
Accrued payroll and employee benefits	36,235	41,888
Deferred revenues	4,831	6,131
Total current liabilities	49,913	57,734
Other liabilities	20,228	15,481
Deferred rent	2,016	1,877
Total liabilities	72,157	75,092

Stockholders' equity:
Common stock	16	16
Additional paid-in capital	106,090	96,089
Accumulated other comprehensive loss	(131)	(451)
Retained earnings	163,717	156,086
Treasury stock, at cost	(85,024)	(67,940)
Total stockholders' equity	184,668	183,800
	$ 256,825	$ 258,892

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended July 1, 2011 and July 2, 2010
(unaudited)
(in thousands)

	Quarter Ended		Six Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010

Net Income	$ 8,217	$ 7,280	$ 16,220	$ 13,519

Add back (subtract):

Income taxes	5,743	5,001	11,119	9,292
Interest income, net	(41)	(66)	(62)	(129)
Depreciation and amortization	1,068	1,078	2,132	2,151

EBITDA (1)	14,987	13,293	29,409	24,833

Stock-based compensation	2,119	2,001	5,934	5,093

EBITDAS (1)	$ 17,106	$ 15,294	$ 35,343	$ 29,926

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as
EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with
GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.
CONTACT: Exponent
         (888) 656-EXPO
         info@exponent.com
         www.exponent.com